* Employees and retirees of the NALC, the NALC Health Benefit Plan, the USLC Mutual Benefit Assocation and Nalcrest and their eligible dependents are also "Covered Persons" under this agreement.

                                                                EXHIBIT 10.84






                             UTILIZATION REVIEW
                                  AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of January, 1989, between HealthCare COMPARE Corp., a Delaware corporation (hereinafter "COMPARE"), and National Association of Letter Carriers Health Benefit Plan (hereinafter "CARRIER").

                                 WITNESSETH:

WHEREAS, COMPARE provides utilization review (professional evaluation of health care services on a prospective, concurrent and retrospective basis) and other health care cost containment consultative services to employers, insurance companies, third party administrators, and other entities,

WHEREAS, CARRIER desires to contract with COMPARE to provide its services for implementation and operation of certain of its Utilization Review Services known as Hospital Review Services and Case Management Services for eligible enrollees and dependents (hereinafter "Covered Persons") who are provided health care benefits under the terms of contract #CS-1067 between the CARRIER and the U.S. Office of Personnel Management (hereinafter "OPM").*

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out herein, one dollar and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. SCOPE OF SERVICES.

   A. COMPARE provides a system of Hospital Review, as described in Exhibit IID-MA, and Case Management, as described in Exhibit IIF-S, for services rendered in the United States which CARRIER will utilize. Said Hospital Review services shall be provided with respect to Covered Persons under group health programs maintained by CARRIER.

   B. Based on Hospital Review activities, COMPARE shall provide advice to CARRIER, and/or to such parties as CARRIER shall direct under CARRIER's health care benefit plan, and with respect to CARRIER's determination as to certification for medical necessity and/or appropriateness of hospital services to be provided in the United States under the group health programs maintained by CARRIER. COMPARE does not make recommendations as to the payment or the denial of payment of any claim or the delivery of any health care services. COMPARE recognizes that the determination as to payment or denial of payment of any claim and/or the authorization of payment for any hospital service or health care service will be made only by CARRIER and that the decision or determination to obtain or deliver any health care service is always made only by the Covered Person and/or his or her physician. Any decisions made by COMPARE or the CARRIER, shall relate only to the obligation for payment for any such service under the terms of the CARRIER's contract #CS-1067 with OPM.

2. PERFORMANCE.

   A. CARRIER hereby agrees that COMPARE shall be CARRIER's provider to perform, implement and operate its Hospital Review services with respect to Covered Persons who are hospitalized in the United States. CARRIER acknowledges that COMPARE and its affiliates, agents and subsidiaries may provide services similar to those which COMPARE has agreed to provide hereunder to other firms, companies, entities and persons, indirectly or directly, as agent, or under COMPARE's name or mark, or the name or mark of COMPARE's client or principal. Except as provided above, this Agreement shall not be deemed to limit, restrict or prevent COMPARE from providing to others services identical or similar to those offered by COMPARE in this Agreement.

   B. COMPARE agrees that during the term hereof, it will provide to CARRIER Hospital Review Program services and Case Management Services, as described in Exhibits IID-MA and IIF-s attached hereto and made a part hereof.

   C. Covered Persons whose health care services will be covered by Medicare or by State or Federal Workers' Compensation will not be included in the category of persons for which review services are performed under this Agreement.

   D. COMPARE will advise CARRIER as to the medical necessity and/or appropriateness of hospital services to Covered Persons in accordance with the Section I.B. above.

3. CONDITIONS.

   A. CARRIER agrees that this Agreement is subject to the following conditions:

      (1) Nothing contained herein shall be construed as constituting CARRIER as the agent, principal, employee, servant, joint venturer, partner, or legal representative of COMPARE for any purpose whatsoever.

      Nothing contained herein shall be construed as constituting COMPARE as the agent, principal, employee, servant, joint venturer, partner, or legal representative of CARRIER for any purpose whatsoever. This Agreement does not in any way create the relationship of joint venture, partnership or agency between COMPARE and CARRIER. COMPARE is an independent contractor and shall be deemed a contractor performing services for or on behalf of CARRIER as such.

      (2) CARRIER acknowledges the validity of COMPARE's service marks, trademarks, copyrights, and other proprietary marks and that the same are the sole property of COMPARE. CARRIER shall not in any way infringe upon or harm the rights of COMPARE in its proprietary marks.

      CARRIER shall protect the integrity of COMPARE's said service and proprietary marks and copyrights to the extent they are used by CARRIER. CARRIER shall not without the prior written approval of COMPARE, use any mark or name in connection with providing its Hospital review under this Agreement.

      (3) CARRIER shall comply with all laws, rules and regulations that are now or hereafter promulgated by any governmental authority or agency and that govern or apply to the operation and/or use of the utilization review services described herein.

      (4) CARRIER shall be solely responsible for the direction control and management of its agents and employees.

   B. COMPARE agrees that this Agreement is subject to the following conditions:

      (1) COMPARE shall comply with all laws, rules and regulations that are now or hereafter promulgated by any governmental authority or agency and that govern or apply to the use of the utilization review services described herein.

      (2) COMPARE shall be solely responsible for the direction, control and management of its agents and employees.

      (3) COMPARE acknowledges the validity of CARRIER's service marks, trademarks, copyrights, and other proprietary marks and that the same are the sole property of CARRIER. COMPARE shall not in any way infringe upon or harm the rights of CARRIER in its proprietary marks.

4. FEES AND SERVICES.

   A. COMPARE shall be paid a fee for each of its services rendered hereunder which fee shall be as set out in the "Schedule of Fees" attached hereto. COMPARE shall receive from CARRIER the fee set out in the Schedule of Fees subject to the provision set forth therein. There shall be added to any charges or fees due COMPARE amounts equal to any use or sales tax, or any tax in lieu thereof, imposed by any governmental agency with respect to services rendered by COMPARE hereunder. CARRIER has the option to renew this Agreement, as provided in Section 12A below.

   B. The "base fee" set out in the Schedule of Fees is for the first year of this Agreement. For each year after the first year of the term, COMPARE shall have the right to increase the fee charged CARRIER. Such base fee for Hospital Review Services shall not, without the specific written approval of CARRIER, be increased over the base fee by more than the percentage of increase fee by which the Consumer Price Index (CPI) on December 31 of the last preceding year exceeded the CPI from December 31, 1988. For the purposes of the Agreement, the term "Consumer Price Index" means the consumer price Index - U.S. City averages for Urban Wage Earners and Clerical Workers, All Items, of the United States Bureau of Labor Statistics. The Consumer Price Index for any year shall be determined by averaging the monthly All Items Indices for that year. If the manner in which such Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index which, would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the 1967 average shall no longer be used as an index of 100, such change shall constitute a substantial revision.

   C. CARRIER agrees to pay COMPARE the fee in the amount specified each month on or before the l5th day of such month. CARRIER shall report to COMPARE the total number of enrollees for the previous calendar month subject to this Agreement and along with said report shall pay to COMPARE the total fee due COMPARE for the current month. CARRIER shall periodically provide a report to COMPARE with the actual number of enrollees for each month and shall include any payment adjustments. COMPARE shall have the right to inspect CARRIER's books and records during normal business hours and upon seven (7) days advance written notice to verify the number of enrollees for which fees are or should be paid to COMPARE.

   With respect to services provided by COMPARE for the Case Management Program or other hourly services, CARRIER shall pay COMPARE the fees due within 20 days of receipt by CARRIER of monthly billing by COMPARE itemizing the amount due for services rendered to each Covered Person during the preceding calendar month.

   D. CARRIER recognizes that COMPARE has no obligation to communicate, disseminate, distribute and educate enrollees as to program requirements. It is the responsibility of CARRIER to advise its eligible enrollees of the Hospital Review services and distribute to them the appropriate tollfree numbers.

   E. COMPARE and CARRIER mutually agree to the performance provisions set out in Exhibit A attached hereto and made a part hereof.

5. ASSISTANCE.

   A. Subject to Paragraph 7 hereof, in addition to and without limiting the access to records provided for in Subparagraph B. of this paragraph of this Agreement, COMPARE agrees that at its office, during normal business hours, and upon reasonable advance notice, CARRIER shall have access to and the right to examine records which COMPARE has kept which relate directly to CARRIER. Such access and right of examination shall continue to be provided to CARRIER for a period of not less than forty-eight (48) months after the date of discharge, end of the treatment, or the end of the review of the Covered Person's hospitalization or other health care service. COMPARE and CARRIER shall agree upon the documentation to be retained by COMPARE consistent with CARRIER's obligations under Contract #CS-1067.

   B. In the event legal action is brought against CARRIER to collect benefits for which CARRIER has denied payment and for which COMPARE has not recommended the certification of the medical necessity or appropriateness of services provided or to have been provided, or in the event of any other legal or administrative proceedings at the written request of CARRIER, COMPARE will provide CARRIER and its legal counsel:

      (1) access during normal business hours upon reasonable advance notice including photocopies if requested by CARRIER at COMPARE's actual cost therefor, to those of COMPARE's records relating to services provided to the Covered Person in question, which are directly related to the subject matter of such litigation.

      (2) to the extent they are still employed by COMPARE, and if requested in writing by CARRIER, COMPARE will make available to testify directly as to such matter and to assist CARRIER in preparing to defend or respond to any legal or administrative hearing, the appropriate physician reviewers, or any other employee(s) directly involved in such matter. COMPARE shall be reimbursed by CARRIER for its actual out-of-pocket expenses in providing such personnel, including expenses incurred by COMPARE for said persons' services, travel expenses, lodging and meals. CARRIER will pay reasonable and customary witness fees for all expert witnesses. In the event either party is validly and properly served with subpoena, discovery request for production of documents or other legal process, (all hereinafter referred to as "legal process"), such party shall immediately notify the other party so that such other party may determine whether any of its confidential or proprietary data, reports, or other printed material may be included in the data. Such other party may, at its own expense, take such legal action as it deems necessary to preserve the confidentiality of its data. Neither party hereto shall have an obligation to contest any such subpoena or legal process.

6. INDEPENDENT CHART REVIEW.

   COMPARE further agrees to establish, operate and maintain, in accordance with uniform criteria established from time to time by COMPARE, an adequate mechanism for use by affected Covered Persons seeking additional review of COMPARE's certification recommendation referred to in Paragraph 8 following.

7. CONFIDENTIALITY.

   A. CARRIER and COMPARE agree to abide by applicable federal or state statutes and regulations concerning the confidentiality of all information (in whatever form) exchanged between the parties pursuant to this Agreement. The respective forms, methods, system, procedures, business systems, data format, data gathering and retrieval system and methods of use thereof of each party are proprietary and confidential to each party to this Agreement; CARRIER and COMPARE agree that they shall maintain these as proprietary and confidential. CARRIER and COMPARE shall not disseminate or distribute the other's material in any manner to affect adversely the proprietary nature of the material. Neither party shall in any way attempt to market or use the data, documents, reports, systems, specifications, manuals, data information or material of any kind of the other party in competition directly or indirectly with the other, nor shall either party attempt to use any such information and material or derivation thereof directly or indirectly except in the performance of this Agreement. The parties recognize that no remedy of law may be adequate to compensate either party for a breach of the provisions of this paragraph and, therefore, both parties agree that either party shall be entitled to temporary and permanent injunctive relief against the other, in addition to all other remedies which either party shall be otherwise entitled to, and this paragraph shall in no way limit such other remedies of the parties. Such temporary or permanent injunctive relief may be granted without bond which each party does hereby waive.

   B. COMPARE's forms, methods, system, procedures, data format, data gathering and retrieval system and methods, all COMPARE data, computer software, computer hardware, computer courseware, program name, design and manuals, and all data, reports and printed material furnished or developed by COMPARE (all herein collectively called "COMPARE Data, Systems and Proprietary Rights") which is marked as being "Confidential" or "Proprietary" or "Not for Public Disclosure" or which shall be copyrighted, registered or otherwise protected, are confidential and/or proprietary information owned by and proprietary to COMPARE and any use, furnishing, disclosure, dissemination, publication, or revealing in any way by CARRIER of COMPARE Data, Systems and Proprietary Rights, furnished by CARRIER or its employees, agents and officers to any person, organization, firm, or government agency contrary to law or to the provisions and terms of this Agreement shall obligate CARRIER and the party failing to hold said data on a confidential basis to indemnify and hold harmless COMPARE from any damages, litigation, liability or claimed liability, claims, and any expenses, including reasonable attorneys' fees, and incidental expenses resulting from any such improper use, furnishing, disclosure or revealing of said COMPARE Data, Systems and Proprietary Rights occurring during the term of this Agreement or thereafter, except to the extent any such loss or damage was caused or contributed to by COMPARE. To the extent that CARRIER furnishes COMPARE with any CARRIER Data, Systems and Proprietary Rights, COMPARE agrees that all of the above and foregoing obligations and agreements in this Subparagraph B shall be reciprocal and mutual upon COMPARE as relates to such CARRIER Data, Systems and Proprietary Rights.

   C. Confidentiality of Medical Information

      (i) CARRIER and COMPARE hereby acknowledge that, in order for COMPARE to perform its duties and obligations pursuant to this Agreement, participating providers shall be required to furnish COMPARE with medical information reasonably required by COMPARE regarding covered services provided by such participating providers to Covered Persons. COMPARE agrees to maintain the confidentiality of such information for use only in connection with the Scope of Services provided by COMPARE to CARRIER.

      (ii) CARRIER hereby warrants and represents that each Covered Person, or other person authorized to release medical records of any Covered Person on behalf of such Covered Person, has executed or will execute and CARRIER maintains or will maintain a valid authorization, properly executed and then currently in effect, which shall authorize COMPARE to release records or copies thereof to CARRIER for purposes of claims payment, audit or any other purposes set forth in such authorization.

      (iii) In addition to the foregoing, CARRIER shall provide to COMPARE, upon the request of COMPARE at any time and in its sole discretion, a copy of a valid authorization or COMPARE may request that any Covered Person, or other person authorized to release medical records of a Covered Person, execute and deliver to COMPARE a valid authorization as required by law authorizing the release of medical information from COMPARE to CARRIER.

      (iv) CARRIER shall indemnify, defend and hold COMPARE harmless from and against any and all liabilities, damages, claims, actions and costs (including, without limitation, attorneys' fees and expert witnesses' fees) which may arise out of the disclosure of such medical records by COMPARE to CARRIER in reliance upon Section 7(C)(ii).

8. NOTICE OF DETERMINATION.

   The following parties will be notified in writing or through electronic medium mutually agreeable to COMPARE and CARRIER by COMPARE of its advice with respect to COMPARE's certification or non-certification for payment of benefits for admission or extension of stay of a Covered Person based upon medical necessity or appropriateness of stay thereof, to wit:

       (a) CARRIER,

       (b) The Covered Person,

       (c) The appropriate attending physician,

       (d) The hospital.

9. REPORTS.

   A. Basic Reports.

      COMPARE will provide CARRIER with written reports of its performance activities under this Agreement for each program purchased. Said reports will be provided as listed in Section C of the Exhibit IIs attached hereto. These reports will be provided no later than sixty (60) days after the close of the period set forth in the Exhibit IIs.

   B. Special Reports.

      On written request of CARRIER, for matters of special interest to CARRIER, COMPARE will provide such special reports as it is capable of providing and which are requested in writing by CARRIER. If additional expense will be incurred by COMPARE in preparing such reports, COMPARE will promptly provide a written cost estimate and schedule and obtain CARRIER's approval of such costs prior to preparing any such reports.

10. INSURANCE AND INDEMNIFICATION.

    A. On the effective date of this Agreement, COMPARE will have professional liability insurance in the amount of

   $5,000,000 per claim and aggregate. COMPARE agrees to advise CARRIER of any changes in the amounts of professional liability insurance. To the extent the insurance carrier will do so, CARRIER shall be added as an additionally insured, provided if there is any charge therefor, CARRIER shall reimburse COMPARE.

   B. INDEMNIFICATION.

      1. Should the CARRIER be caused to pay monies or damages to any Covered Person or Estate or incur legal fees and other reasonable costs of litigation, whether in settlement which COMPARE approves (whether or not suit has been filed) or as a result of an order of a court of competent jurisdiction because of bodily injury, sickness, death, mental or emotional suffering, caused by or arising from any negligent act or omission or willful misconduct of COMPARE in the course of performing its services under the Utilization Review Agreement, COMPARE agrees to indemnify and hold harmless the CARRIER to the extent of any such payment of damages with the following exceptions:

         (a) This agreement to indemnify and hold harmless does not apply to any act to which the CARRIER itself is liable independent of any act of COMPARE, provided however, this exception shall not apply to the liability of CARRIER resulting solely from its act of denial of a claim based on COMPARE's advice that said medical service not be certified as medically necessary or appropriate.

         (b) This agreement to indemnify and hold harmless shall become effective only as to any amounts paid by the CARRIER which are not otherwise covered by any policy of insurance under which the CARRIER may be covered;

         (c) This agreement does not apply unless COMPARE has received notice from the CARRIER of the pendency of any such claim within a reasonable time after the CARRIER has received notice or become aware of any such claim or threatened claim;

         (d) This agreement to indemnify and hold harmless shall be effective if such payment does not arise from, or was not caused by or did not result from the negligence, intentional or willful misconduct of the CARRIER or its employees or agents other than COMPARE;

       (e) This agreement does not apply unless COMPARE or its insurer has been given a timely opportunity to defend the CARRIER against any claim.

2. Should COMPARE be caused to pay monies or damages to any Covered Person or Estate or incur legal fees and other reasonable cost of litigation, whether in settlement which the CARRIER approves (whether or not suit has been filed) or as a result of an order of a court of competent jurisdiction because of bodily injury, sickness, death, mental or emotional suffering, caused by or arising from any negligent act or omission or willful misconduct of the CARRIER during the course of performing their services under the Utilization Review Agreement, CARRIER agrees to indemnify and hold harmless COMPARE to the extent of any such payment of damages with the following exceptions:

       (a) This agreement to indemnify and hold harmless does not apply to any act to which COMPARE itself is liable independent of any act of CARRIER;

       (b) This agreement to indemnify and hold harmless shall be effective only as to any amounts paid by COMPARE which are not otherwise reimbursed under any policy of insurance under which COMPARE is covered;

       (c) This agreement does not apply unless CARRIER has received notice from COMPARE of the pendency of any such claim within a reasonable time after COMPARE has received notice or become aware of any such claim or threatened claim;

       (d) This agreement to indemnify and hold harmless shall be effective only if such payment does not arise from, or was not caused by or did not result from the negligence, intentional or willful misconduct of COMPARE or its employees or agents other than CARRIER;

       (e) This agreement does not apply unless CARRIER or its insurer has been given a timely opportunity to defend COMPARE against any such claim.

11. COMMUNICATIONS.

    Any written or printed material prepared for general circulation by CARRIER relating to COMPARE's services or obligations under this Agreement which is to be published, disseminated, released or prepared for distribution by CARRIER to physicians, hospitals, medical personnel, enrollees, or to the general public will be released only after consultation with and approval by COMPARE which shall not be unreasonably withheld.

12. TERM AND TERMINATION.

    A. This Agreement shall commence on January 1, 1989, conditioned upon OPM approval of the terms of this Agreement. This Agreement shall end on December 31, 1989. At CARRIER's option, it shall be renewable for two successive annual periods at the fee as outlined in Section 4(B) of this Agreement. Should either party desire to modify the Agreement, said party shall give written notice of such intent as soon as practicable upon CARRIER's notice of intent to renew.

    B. This Agreement may be terminated by CARRIER upon thirty (30) days written notice if any one of the following occurs, but in no event shall such termination relieve COMPARE from any of its obligations incurred under this Agreement:

       (l) Failure of COMPARE to meet any material covenant, agreement, or obligation provided for in this Agreement if it has not commenced to cure any such default within twenty (20) days after written notice thereof to COMPARE by CARRIER.

       (2) COMPARE becomes insolvent, or is adjudicated as bankrupt, or its business comes into possession or control, even temporarily, of any trustee in bankruptcy, or a receiver is appointed for it, or it makes a general assignment for the benefit of creditors. If any one of these events occurs, no interest in this Agreement shall be deemed an asset of creditors. No interest in this Agreement shall be deemed an asset or liability of COMPARE, nor shall any interest in this Agreement pass by operation of law without the consent of CARRIER.

    C. This Agreement may be terminated by COMPARE upon thirty (30) days written notice if any of the following occurs, but in no event shall such termination relieve CARRIER from any of its obligations incurred under this Agreement:

       (1) Failure of CARRIER to meet any material covenant, agreement, or obligation provided for in this Agreement if it has not commenced to cure any such default within twenty (20) days after written notice thereof to CARRIER by COMPARE.

       (2) Failure of CARRIER to make payment provided for under this Agreement or under any Agreement executed under the provisions of this Agreement when due, and if payment is not made within fifteen (15) days following written notice of non-payment sent by COMPARE to CARRIER.

       (3) CARRIER ceases to operate or has its approval to operate revoked by OPM, or becomes insolvent, or is adjudicated as bankrupt, or its business comes into possession or control, even temporarily, of any trustee in bankruptcy, or a receiver is appointed for it, or it makes a general assignment for the benefit of creditors. If any one of these events occurs, no interest in this Agreement shall be deemed an asset of creditors. No interest in this Agreement shall be deemed an asset or liability of CARRIER, nor shall any interest in this Agreement pass by operation of law without the consent of COMPARE.

    D. Upon the effective date(s) of the termination of this Agreement for any reason:

       (1) CARRIER or COMPARE will promptly pay to the other party all monies due hereunder.

       (2) CARRIER will immediately cease to represent that COMPARE is its Hospital Review provider and will cease to use COMPARE's documents, systems, logo-types, service marks, trademarks, trade names, methods and techniques in any form, and all covenants, agreements, and obligations of the parties under this Agreement shall thereupon end.

       (3) COMPARE will be paid a one time administrative fee equal to one-half of the final monthly fee as reimbursement for post-termination activities, including the continuing access to information regarding reviews, final data reporting and analyses and other termination activities. Prior to the effective date of termination, CARRIER shall use its best efforts to advise Covered Persons of said termination of Hospital Review services.

13. ASSIGNMENT.

    Neither CARRIER nor COMPARE shall assign or transfer their respective rights or obligations hereunder without the specific prior written approval of the other party, provided, however, this shall not be deemed to limit COMPARE from subcontracting, or employing other entities or parties, or from assigning its rights and obligations hereunder to a subsidiary or affiliate of COMPARE.

14. SUBCONTRACTOR COST OR PRICING DATA.

    A. Should OPM require and CARRIER request, COMPARE shall submit, actually or by specific identification in writing if actual submission of the data is impracticable, to CARRIER cost or pricing data prior to the CARRIER's execution of this Agreement and prior to the pricing of any modification to this Agreement which involves aggregate increases or decreases in costs, plus applicable profits, expected to exceed $100,000, except where the price is based on adequate price competition, established catalog or market prices of commercial items sold in substantial quantities to the general public, or prices set by law or regulation.

    B. COMPARE shall certify in writing to the CARRIER that to the best of its knowledge and belief, the cost or pricing data submitted under subsection
    (A) above is accurate, complete and current as of the date of agreement on the negotiated price of this Agreement or change or modification thereto. COMPARE shall make this certification by using the following form:

                 Certificate of Current Cost or Pricing Data
                 -------------------------------------------

                 This is to certify that, to the best of my
                 knowledge and belief, cost or pricing data,
                 submitted in writing, or specifically
                 identified in writing if actual submission of the data
                 is impracticable, to                    in
                                      ------------------
                 support of   [insert description]   are accurate,
                            ------------------------
                 complete, and current  as of   [insert date]  .
                                              -----------------
                                Firm
                                    ------------------------

                                Name
                                    ------------------------

                                Title
                                     -----------------------

                 ---------------------------
                 Date of Execution

    C. COMPARE shall insert the substance of this subsection, including this subsection (C), in each subcontract hereunder which exceeds $100,000 when entered into, except where the price thereof is based on adequate price competition, established catalog or market prices of commercial items sold in substantial quantities to the general public, or prices set by law or regulation. In each excepted subcontract hereunder in excess of $100,000, COMPARE shall insert the substance of the "Subcontractor Cost or Pricing Data - Price Adjustments" clause, recited in Contract #CS-1067.

15. OTHER PROVISIONS.

    The following provisions of Contract #CS-1067 between the CARRIER and OPM and its successor contracts are incorporated by reference in this Agreement and shall be binding on COMPARE:

                Section 4.2     Equal Opportunity
                Section 4.6     Employment of the Handicapped
                Section 4.7     Clean Air and Water
                Section 4.8     Examination of Records by
                                Comptroller General
                Section 4.10    Convict Labor
                Section 4.11    Disabled Veterans and
                                Veterans of the Vietnam Era
                Section 4.12    Preference for U.S. Flag Air
                                Carriers
                Section 4.14    Audits and Records
                Section 4.17    Administration of Cost Accounting
                                Standards
                Section 4.20    Other Record Retention Requirements

   For purposes of this Agreement, all references in the foregoing provisions of Contract #CS-1067 to the "contractor" shall be treated as references to COMPARE, and all references to the "contract" or "prime contract" therein shall be treated as references to this Agreement.

16. MISCELLANEOUS.

    A. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their successors and assigns. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understandings, whether oral or written, to the contrary. Every change, amendment or alteration in this Agreement shall be in writing and signed by the parties hereto. The paragraph headings are for convenience only and shall not be deemed to limit, define, or restrict the meaning or contents thereof. This Agreement is executed in the State of Illinois, and will be controlled by and construed under the laws of the State of Illinois except to the extent that it is governed by federal law.

    B. The provisions of paragraphs 5, 7, 11, 12 and 16 shall survive the termination of this Agreement.

    C. All notices provided herein shall be in writing, and shall be sent registered mail with return receipt requested to the following address or to such other address as either party may hereafter furnish, to wit:

    For COMPARE: (1)            James C. Smith, President
                                HealthCare COMPARE Corp.
                                3200 S. Highland
                                Downers Grove, IL 60515-1223

                 (2) Copy       Ronald H. Galowich
                                Vice President and General Counsel
                                200 W. Madison, 38th Fl.
                                Chicago, IL 60606

    For CARRIER: (1)            Vincent R. Sombrotto, President
                                National Association of Letter
                                Carriers Health Benefit Plan
                                100 Indiana Ave., N.W.
                                Washington, D.C. 20001

                 (2)            National Association of Letter
                                Carriers Health Benefit Plan
                                11111 Sunset Hills Road
                                Reston, VA 22093
                                Attn: Harry Boteler, Administrator

                 COPY           Bruce H. Simon, Esq.
                                Cohen, Weiss & Simon
                                330 W. 42nd Street
                                New York, NY 10036



    D. Neither the execution of this Agreement nor the performance of any of its obligations constitutes an undertaking by COMPARE or CARRIER to guarantee the results of health care provider services to Covered Persons or that such will be rendered in accordance with generally accepted medical standards or procedures; all such services and the results thereof are determined by the physician or hospital.

    E. In the event any provision of this Agreement conflicts with laws applicable hereto or under which this Agreement is construed, or if any provision of this Agreement shall be held illegal or unenforceable or partially illegal or unenforceable by a court with jurisdiction over the parties to this Agreement, then this Agreement shall be modified to conform with said laws or judicial determination and such provision shall be construed and enforced only to such extent as it may be a legal and enforceable provision, and all other provisions of this Agreement shall be given full effect separately therefrom and shall not be affected thereby.

    F. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Exhibits and Schedules attached hereto are by reference deemed incorporated herein.

IN WITNESS WHEREOF the parties have executed this Agreement the day and date first above written by their duly authorized officers for and on behalf of said corporation.

National Association of Letter                  HealthCare COMPARE Corp.
Carriers Health Benefit Plan


By:     Harry Boteler                           By:   James C. Smith
   --------------------------------                 --------------------------

Title:    Administrator                              President
      -----------------------------

                   NATIONAL ASSOCIATION OF LETTER CARRIERS
                             HEALTH BENEFIT PLAN

                              Schedule of Fees

HOSPITAL REVIEW . . . . . . . . . $1.23 per employee per month

CASE MANAGEMENT . . . . . . . . . $160 per hour*

ADMINISTRATIVE
  RUN-OFF FEE . . . . . . . . 50% of the final monthly fee

* The hourly charge is for time and services of case management personnel, which may be a physician, registered nurse, or allied personnel.





12/9/88

                               EXHIBIT IID-MA

                           HOSPITAL REVIEW PROGRAM
                 FOR NATIONAL ASSOCIATION OF LETTER CARRIERS
                             HEALTH BENEFIT PLAN

                             A. SCOPE OF PROGRAM

The Hospital Review Program provides preadmission and continued stay review of all hospitalizations unless the primary diagnosis is for a mental or nervous disorder or substance abuse (MDC-l9 and MDC-20 codes). For purposes of this Agreement only, admissions for substance abuse detoxification are considered to be a substance abuse admission, not a medical admission. For other mental or nervous or substance abuse admissions where the proximate cause of the admission is medical, COMPARE will perform review until such time as treatment for the medical problem is complete.

An admission is reviewed under this program if the hospitalization occurs in the 50 United States, if the date of admission (rather than the notification date to COMPARE) is during the term of this Agreement as described in Section 12 of this Agreement; and if COMPARE is notified of the admission before or during the hospitalization unless the first such notification occurs on the day of discharge. (In the event of emergency admissions, review will occur after discharge only if COMPARE is notified within three business days of the admission). Completion of review may require that the attending physician provide medical information to COMPARE by telephone; failure of the attending physician to do so may result in inability to complete review.

All conditions and terms of the Utilization Review Agreement are in full force and effect.

Review of hospital admissions not in accordance with the definitions of scope of program contained herein will occur at the request of CARRIER and at the discretion of COMPARE, and CARRIER will be billed for such services at COMPARE's then customary charges for such services.

For example, at the request of CARRIER, COMPARE may perform a retrospective review for admissions not reviewed prior to, or during the hospitalization. Such review may be requested by CARRIER for hospitalizations for which COMPARE was not notified prior to discharge or for which the attending physician failed to provide required information. Medical records of such hospital admissions must be provided by CARRIER at its expense to COMPARE and such retrospective review is not included in the fees listed in the Schedule of Fees.

CARRIER shall be charged at a rate of $160 per hour for retrospective review requests.

                                 B. PROCESS

l. Prior to a proposed hospitalization, the attending physician contacts COMPARE, and provides the information needed to perform review. At a minimum, the attending physician supplies COMPARE with information that includes: demographic information, the reason for hospitalization, any proposed treatment plan or surgery, and the number of hospital days anticipated. If a person other than the attending physician contacts COMPARE regarding pending hospitalization, COMPARE will initiate a call to the attending physician to obtain necessary information. Failure of attending physician to provide information as outlined on a timely basis may result in inability to complete review. COMPARE will make two attempts to obtain the information from the attending physician before stopping review as an incomplete review. The decision on whether or not to be admitted to, or remain in, the hospital is made only by the Covered Person and his or her attending physician. Failure to follow program procedures may affect benefit coverage.

2. If a Covered Person is admitted to a hospital on an emergency basis, the attending physician calls COMPARE within three business days of the admission and furnishes the information as is required for review of elective admissions.

3. COMPARE will evaluate the proposed admission for certification of medical necessity and appropriateness under CARRIER's benefit plan. On behalf of CARRIER, COMPARE will then send a letter documenting its certification recommendation to the Covered Person, with copies to the attending physician, hospital, and CARRIER or its claims payor. The letter will state COMPARE's advice as to whether the requested admission can or cannot be certified for payment of benefits as medically necessary under the terms of CARRIER's benefit plan. If the admission is certified, the letter will also include a statement as to the number of days of hospitalization which can initially be recommended for certification. COMPARE and CARRIER will not make any decisions as to whether the Covered Person should or should not be or remain hospitalized; that decision is made by the Covered Person and attending physician only.

4. Prior to the expiration of this initial or any further assigned length of stay, COMPARE will contact the attending physician by telephone to determine if the Covered Person has been discharged or if review for continued hospitalization is required. If review for continued hospitalization is required, such review will be performed as outlined in No. 3. Such continued stay reviews will be performed until discharge occurs as long as adequate medical information is provided by the attending physician. COMPARE will make two attempts to obtain the information from the attending physician before stopping review as an incomplete review.

5. All nurses and physicians providing services set forth in this Exhibit are currently licensed, registered, and/or certified in the appropriate states and specialties. Such medical personnel will answer all incoming calls and shall be primarily responsible for all other aspects of the review procedure. A physician-reviewer is the only person who will make a recommendation for non-certification of medical necessity under the terms of the benefit plan. Such non-certification recommendation will be made only following discussion with, or attempted discussion with, the attending physician.

                                 C. REPORTS

COMPARE will provide CARRIER with written reports of its review activities under this Agreement as follows:

     Basic Reports                              Frequency
     -------------                              ---------

(1) Review Activity Summary Reports        (Quarterly and
                                            Annually)

(2) Scheduled Admissions for Quarter       (Quarterly)

(3) Emergency Admissions for Quarter       (Quarterly)

(4) Hospitalization Analysis               (Annually)

(5) Narrative Summary and Analysis         (Annually)


COMPARE reserves the right to refine the style and content of the above-referenced reports and to substitute such other reports as it deems will provide comparable information to CARRIER.

                                EXHIBIT IIF-S

                           CASE MANAGEMENT PROGRAM

                                 A. PROCESS

COMPARE's Case Management Program is a benefits case management system which focuses on cases which involve certain high cost diseases/conditions/ procedures. This program is intended only to provide information regarding additional benefit alternatives, along with the coverage levels of such alternatives for consideration by the patient and attending physician. Such alternatives may involve the use of certain "high tech" or home health care providers. COMPARE will serve as a resource to identify such providers and
will continue its utilization review recommendations regarding    these
services.

The patient and his/her physician determine the patient's care. The patient and his/her physician may choose not to follow any of the alternatives identified by COMPARE. However, such a choice may affect benefit coverages as determined only by the CARRIER.

1. Potential cases are referred by the Claims Administrator. Claims Administrator will verify that patient is eligible participant prior to the referral.

2. Nurse Case-Management Specialist reviews all identified cases using broad screens. Does the case warrant further case management activity?

        Yes/Step #3
        No/Case returned to Claims Administrator

3. A COMPARE Medical Director reviews the case information. The Nurse Case-Management Specialist and Medical Director also review the medical necessity of the hospital confinement and advise Claims Administrator, patient, doctor and hospital, as to the number of days which can be recommended for benefit certification of medical necessity under the Plans. Does the case warrant further case management activity?

        Yes/Step #4
        No/Case returned to Claims Administrator

4. Nurse Case-Management Specialist notifies the CARRIER that a possible case has been identified, and requests authorization from the CARRIER to proceed with further activities.

        Approval given/Step #6
        No approval to proceed/Case returned to Claims
          Administrator

5. The Medical Director reviews the case to determine if additional information is needed. Information adequate for case management?

        Yes/Step #6
        No/Contacts attending physician for necessary information - then Step #6

6. COMPARE's Physician Specialist reviews the case specifics and identifies cost-effective sites and types of care. Cost-effective options available?

        Yes/Options identified, then step #7
        No/Stop process and case returned to Claims Administrator

7. Additional providers of health care services or durable medical equipment required?

        Yes/COMPARE contacts possible provider and obtains a summary of projected costs which may include significant COMPARE-negotiated discounts. Then to step #8.

   If no experienced provider can be identified patient's area, the process is stopped and a summary of case management activity up to this point is furnished to the payor.

        No/Step #8

8. COMPARE submits a written summary of available options to the CARRIER and requests information from the payor as to the coverage levels that will be approved for these options. (At this time, the CARRIER may wish to make a decision on coverage for the options on a "by exception" basis.)

        CARRIER informs COMPARE that coverage equal at least to hospital coverage will be approved for the identified options/Step #9

        CARRIER decides not to cover options or to cover
          at a rate that will increase the out-of-pocket costs for the patient/Case returned to Claims Administrator

9. COMPARE's Medical Director calls the attending physician and provides information on benefit options identified for patient care and the authorized coverage levels. If the attending physician has questions that he or she wishes to address to a physician regarding the options, COMPARE will have the Physician Specialist call the attending physician. (If the Physician Specialist, COMPARE and the CARRIER agree that it is appropriate, an on-site visit may be made by the Specialist to speak with the attending physician. With the patient's consent, an on-site examination may also be made.)

           Physician and patient decide to take advantage of the options available for coverage under the benefit plan/Step #10

           Physician and/or patient decide not to take advantage of the options available for coverage under the benefit plan/Step #10

10. COMPARE confirms to the patient and attending physician the information previously provided including projected costs and coverage levels authorized by the CARRIER in a letter.

            Options adopted/Necessary patient and family training
                            started by providers

If the attending physician and patient decide to take advantage of the benefit options identified through the Case Management Program, COMPARE continues its review until:

            (a) the patient no longer requires the services, or
            (b) the patient's benefits are exhausted, or
            (c) the patient's need for the services are determined
                to be life-long.

When (a), (b), or (c) is reached, review is discontinued and a letter so noting is issued to the patient, attending physician, and CARRIER, and Claims Administrator.


                                 B. REPORTS

COMPARE will provide CARRIER with written reports Of its review activities under this Agreement as follows:

        Basic Reports                            Frequency
        -------------                            ---------


(1) Case Management Activity Report             (Quarterly/
                                                   Annually)

(2) Case Management Case Report                 As Needed
    (Analysis of Alternate
    site options)

(3) Managed Cases Summary Report                (Quarterly/
                                                   Annually)

COMPARE reserves the right to refine the style and content of the above-referenced reports and to substitute such other reports as it deems will provide comparable information to CARRIER.

                                  Exhibit A

                           Performance Provisions


A. Conditions

   COMPARE represents that the Hospital Review Services as described in Exhibit IID-MA of this Agreement will reduce the number of days of hospitalization in the first year of this Agreement to the "Target Performance" as hereinafter defined. COMPARE agrees that if the Target Performance is not met, it will reimburse CARRIER an amount equal to that portion of the "At Risk Pool" calculated in Subsection E (Reimbursement Calculation) of this Exhibit. COMPARE and CARRIER further agree:

1. The means of measuring this performance provision and for calculating any amounts which may be owed CARRIER hereunder are described in this Exhibit A.

2. a. For purposes of its proposal to CARRIER for this Exhibit A, CARRIER has provided COMPARE with certain original 1987 data. CARRIER agrees to provide more detailed l987 baseline data to COMPARE no later than April 1, l989. The "baseline data" include (i) age/sex demographics of the entire beneficiary population, (ii) age/sex demographics of patients with inpatient care, (iii) utilization data concerning such inpatient care. Such baseline data shall be provided in a mutually agreed format, and shall be sufficient to support the Expected Days calculation described in Subsection C of this Exhibit. The baseline data will also include a description of the accounting conventions followed by CARRIER in its reporting of the numbers of days and admissions. The l987 baseline data will not be used as the 1987 basis for determining 1989 expected days as described in Section C.

   b. If, upon examination of this 1987 baseline data provided to COMPARE by CARRIER, it becomes apparent that material differences exist between it and the original 1987 data provided to COMPARE which COMPARE used in the development of its proposal, and if such differences would have resulted in material modification of COMPARE's initial proposal, then appropriate modifications to the Target Performance shall be made upon the reasonable mutual agreement of COMPARE and CARRIER.

3. CARRIER agrees that it will advise COMPARE of any changes in data reporting or claims processing conventions which could materially affect the calculations in Sections C, D, and E of this Exhibit. If, upon evaluation of such changes, it becomes apparent that these calculations are materially affected, then appropriate modifications to the Target Performance or to calculations in Sections C, D and E shall be made upon the reasonable mutual agreement of COMPARE and CARRIER.

4. CARRIER agrees to provide the 1987 and 1989 data hereinafter required to do the performance calculations as defined in Sections C, D and E of this Exhibit no later than September 30, 1990. CARRIER shall do the calculations defined in Sections C, D, and E, and provide COMPARE with their supporting documentation no later than September 30, 1990.

5. COMPARE has the right to verify the accuracy of the data and calculations by audits or other means it deems appropriate. If requested by COMPARE for the purposes of its audit, CARRIER shall deliver to COMPARE valid, accurate and sufficient data which were CARRIER's basis of calculating its performance determinations, said data to be in such form as COMPARE requires so that COMPARE can verify CARRIER's determination. If COMPARE is not reasonably satisfied that the data provided it by CARRIER are valid accurate and sufficient to perform its audit or if upon completing said audit, COMPARE's performance calculations vary from CARRIER's performance calculations, COMPARE shall not be obligated to reimburse CARRIER until appropriate data have been provided to COMPARE or until a final determination has been made relative to the differences in CARRIER's and COMPARE's calculations.

6. Nothing herein shall create any liability of COMPARE to pay CARRIER as a result of this performance provision more than the amount in the At-Risk Pool" for l989.






B. Definitions

   1. "Per Enrolle"             Fee:  The fee per enrollee will be $1.23 per
                                      month for 1989.

   2. At Risk Pool:             The "at risk pool" will be 10% of the total Per
                                Enrollee Fees paid for the first twelve months of the contract. This excludes any fees or compensation paid for services other than Hospital Review Services as described in
                                Exhibit IID-MA. The total Per Enrollee Fee includes retroactive adjustments and is not based on the estimated membership

3. Target
   Performance:                 The Percentage Reduction is calculated in
                                Section E of this Exhibit and is identified as "X%". The target performance is the achievement of a Percentage Reduction (X%) at least equal to 14%.


4. Admission:                   Overnight stay of a Covered Person in an acute
                                care general non-federal community hospital
                                (American Hospital Association definition).

5. Utilization Data:            Utilization data includes diagnosis codes,
                                admission and length of stay information pertaining to Covered Persons, sufficient to complete the Calculation of Expected Days in 1989 as described in Section C of this Exhibit.

6. Cohort:                      The Cohort will consist of all Covered Persons
                                who are provided health care benefits by CARRIER for both all of 1987 and all of 1989.

7. All Other:                   The utilization base will be all hospital
                                admissions in 1987 for the Cohort excluding admissions for psychiatric care and substance abuse where the proximate cause of the admission is not medical, and excluding admissions for deliveries and newborns. The comparison will be all hospital admissions in 1989 for the Cohort, again excluding psychiatric, substance abuse, delivery and newborn admissions.

8. Delivery:                    The utilization base will be all delivery
                                admissions in 1987 for women in the Cohort. The comparison will be all delivery admissions in 1989 to women in the Cohort. Separate comparisons will be made for C-section deliveries and vaginal deliveries.

9. Newborns:                    Newborn statistics will not be part of the All
                                Other admissions or of the performance
                                calculation. However, COMPARE will still review these admissions. Once the exact nature of the CARRIER data base coding for newborns is determined, Wyatt and COMPARE will agree on a suitable definition (such as a minimum claimant aqe on admission of 6 months) for exclusion of newborn claims from the All Other pool.

   10. DRG States:              Admissions occurring in states with DRG-based
                                reimbursement systems will be included on the same basis as any other admissions; Covered
                                Persons with these admissions will be
                                included in the Cohort.

   11. Claim Runoff:            For purposes of determining both the 1987 and
                                1989 actual days, claims paid through a period
                                6 months after the end of the calendar year
                                (and incurred in that calendar year) will be included. Claims submitted to the CARRIER too late to be paid during the 6 month runoff period will be excluded from the calculation.
                                To be included, 1987 claims must be paid by June 30, 1988; 1989 claims by June 30, l990.

   C. Calculation of Expected Days in 1989:

       The demographic adjustments described in Subsections l, 2, and 3 below for delivery and all other claims will be based on the following calculations, using 1987 data for the Cohort and performed independently for delivery and all other claims.

       All Other 1987 days/l000 for the Cohort will be calculated to the nearest one tenth day, with separate days/1000 statistics being calculated for each age and sex combination of the Covered Person. For children, if necessary, Wyatt and COMPARE will agree to appropriate assumptions as to the distribution of the child enrollment population. The 1987 days/1000 numbers for each age/sex cell will be multiplied by the l989 enrollment by age/sex (for the Cohort). The sum of the products of these multiplications, across all age/sex cells, is the total expected number of All Other days for 1987.

       Four delivery admissions, average 1987 length of stay for the Cohort will be calculated to the nearest one tenth day, with separate average length of stay (ALOS) statistics being calculated for each age of the mother, separately for each of the delivery types. These 1987 ALOS numbers for each age of the mother will be multiplied by the actual number of
l989 deliveries (for the Cohort) by age of the mother and delivery type. The sum of the products of these multiplications across all ages and delivery types is the total expected number of delivery days for l989.


1. Obtain 1987 utilization and demographic data:

   a. All Other: Obtain the 1987 actual days/1000 for the following age and sex groups for Covered Persons still covered in 1989:

   Male: l, 2, 3, 4, 5, ... 63, 64.

   Female: l, 2, 3, 4, 5, ... 63, 64.

   b. Delivery: Obtain the 1987 actual C-section and vaginal delivery ALOS for the following age groups for women still covered in l989:

   Female:       less than or equal to 10, 11, 12, 13, ...
                 48, 49, 50 and older

   Broader age groups may be required for either the All Other or Delivery calculations in the interests of smoothing the data. This will be determined at the time of the base year calculation by Wyatt and COMPARE. Back up information will be provided to COMPARE to substantiate the calculation.

2. Obtain 1989 utilization and population-parameters

   a. All Other: For the cells listed in Subsection C(l)(a), obtain the enrollment figures for l989, but including only Covered Persons who had been members in 1987

   b. Delivery: For the cells listed in Subsection C(l)(b), obtain the number of C-section and vaginal delivery admissions in 1989, but including only Covered Persons who had been members in 1987.


3. Expected Days Calculation

   a. All Other: Multiply the l989 actual Cohort enrollment in each age/sex cell times the respective 1987 days/1000 for that same cell and sum for the products to obtain the total expected All Other days hospitalized for the Cohort in l989.

   b. Delivery: Multiply the 1989 actual delivery admissions in each age/delivery type cell times the respectlve 1987 ALOS for that same cell and sum for the products to obtain the total expected delivery days hospitalized for the Cohort in l989.

D. Performance Formulas:

   1. Categories of Days Used In Calculation:

      In doing the performance calculation, actual Cohort hospital days in l989 must be divided into the following three components distinguishing with each component between delivery days (by type) and All Other days:

      Group A (Reviewed/Certified): Certified days for admissions that were reviewed by COMPARE. In cases where the Covered Person stayed in the hospital longer than the number of days certified by COMPARE, only the days certified will be included in this total. In cases where the actual stay was shorter than the certified days, the actual number of days is used.

      Group B (Reviewed/Uncertified): Uncertified days for admissions that were reviewed by COMPARE. In cases where the Covered Person stayed in the hospital longer than the number of days certified by COMPARE, the excess days that were not certified will be included in this total.

      Group C   (Unreviewed): All hospital days for unreviewed admissions.

      Group B is necessary because the wording regarding the application of the penalty for the extension of a stay beyond the certified number of days is not clear on the brochure.

   2. All Other:

      The total expected 1989 All Other hospital days for the Cohort is first determined as described in Subsection C(3)(a) of this Exhibit. Then the actual 1989 hospital days for the Cohort is determined and separated into Percentage reduction calculations the three components (Groups A, B and C) above.

      All Other Actual to Expected Ratio (R) =

                              Group A
      ----------------------------------------------
      Total Expected 1989 Days - (Group B + Group C)

      All Other Percentage Reduction (AO%) = 100% x (l-R)

     3. Delivery:

        The total expected 1989 delivery days for the Cohort is determined as described in subsection c(3)(b) of this Exhibit, separated into C-section and vaginal delivery days. Then the actual 1989 delivery days for the Cohort is determined and separated into six components (C-section Groups A, B, and C; Vaginal Groups A,
        B and Percentage Reduction Calculations.

        Vaginal Actual to Expected Ratio (RV) =

                        Vaginal Group A
        ----------------------------------------------------------
        Total Vaginal Expected 1989 Days - (Vaginal Group B +
        Vaginal Group C)

        C-section Actual to Expected Ratio (RC) =

                        C-section Group A
        ----------------------------------------------------------
        Total C-section Expected 1989 Days - (C section Group B
                                           + C-section Group C)

Combined Delivery Percentage Reduction (M%) =

100% x [(1-RV) x Denominator RV + (1-RC) x Denominator RC]
----------------------------------------------------------
              Denominator RV + Denominator RC

  E.  Reimbursement Calculation

        Percentage Reduction (X%) =

        AO% x Denominator R + M% x Denominator M%
        -----------------------------------------

                           Denominator R & Denominator M%

           If the decrease X% is less than 14.0%, then COMPARE would pay CARRIER (14.0% - X%) x 10 of the At Risk Pool. No payment is required if the decrease exceeds 14%.

           For example, if the percentage reduction is 10.2%, a payment of (14.0% - 10.2%) x 10 = 38% of the At Risk Pool to CARRIER would result.